Exhibit 99.1

RadNet Secures $100 Million Incremental Term Loan to Fund Acquisitions and Corporate Initiatives

LOS ANGELES, June 11, 2025 (GLOBE NEWSWIRE) -- RadNet, Inc. (NASDAQ: RDNT) (“RadNet”), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services, today announced that it has entered into Incremental Amendment No. 2 (the “Second Amendment”) to its Third Amended and Restated First Lien Credit and Guaranty Agreement, as amended (the “Existing Credit Agreement” and, as amended by the Second Amendment, the “Credit Agreement”).

Pursuant to the Second Amendment, Barclays Bank PLC, as lender, committed to provide RadNet an incremental term loan in the aggregate principal amount of $100.0 million (the “2025 Incremental Term Loan”), which will be added to and form a part of the existing term loan under the Existing Credit Agreement (the “Existing Term Loan,” together with the 2025 Incremental Term Loan, the “Term Loan”). The 2025 Incremental Term Loan will mature on April 18, 2031—coincident with the maturity date of the $868.4 million balance of the Existing Term Loan under the Existing Credit Agreement. Quarterly payments of principal on the Term Loan will be approximately $2.4 million compared to approximately $2.2 million prior to the entry of the Second Amendment. All other terms and covenants of the Credit Agreement (as amended by the Second Amendment) remain unchanged.

The proceeds of the 2025 Incremental Term Loan will be used to finance future acquisitions and for other general corporate purposes, providing RadNet with additional flexibility to pursue strategic growth opportunities across its national imaging center network and technology platforms.

Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, commented, “We appreciate the continued support of Barclays and our relationship banks and term-loan lenders. This incremental financing increases our capacity to execute on a pipeline of acquisition opportunities while maintaining our conservative capital structure. The proceeds of approximately $100 million adds to the $717 million cash balance as of March 31, 2025, positioning us to advance our growth strategy and create long-term value for our stockholders.”

About RadNet, Inc.

RadNet, Inc. is a leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 401 owned and/or operated outpatient imaging centers. RadNet’s imaging center markets include Arizona, California, Delaware, Florida, Maryland, New Jersey, New York and Texas. In addition, RadNet provides radiology information technology and artificial intelligence solutions marketed under the DeepHealth brand, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with contracted radiologists, and inclusive of full-time and per diem employees and technologists, RadNet has a total of over 11,000 employees. For more information, visit http://www.radnet.com.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer